Exhibit 99.1

SPX Technologies Divests Legacy Asbestos Liabilities

CHARLOTTE, N.C., Nov. 1, 2022 (GLOBE NEWSWIRE) -- SPX Technologies, Inc. (“SPX Technologies,” or “SPX”) (NYSE:SPXC) today announced that it has divested three wholly-owned subsidiaries (“the subsidiaries”) that hold asbestos liabilities and certain assets, including related insurance assets, to Canvas Holdco LLC (“Canvas”), an entity formed by a joint venture of Global Risk Capital LLC and an affiliate of Premia Holdings Ltd. In connection with this transaction, SPX contributed $138.8 million in cash to the subsidiaries, financed with cash on hand; while Canvas made a capital contribution to the subsidiaries of $8 million. SPX anticipates that the divestiture will result in an annual benefit to its Adjusted Earnings Per Share of $0.08 to $0.10 beginning in 2023.

Gene Lowe, SPX’s President and Chief Executive Officer stated: “I’m very pleased with this transaction, which is another step forward on our value creation journey. For the past seven years SPX has been executing successfully on our value creation initiatives, building our core platforms, exiting non-strategic businesses, and reducing complexity and risk. The divestiture of these legacy liabilities further strengthens and streamlines our company, and provides greater long-term financial certainty for our investors, as it further simplifies our business model, improves our cash generation, and frees up resources to focus on driving accelerated organic and inorganic growth.”

Transaction Overview

Canvas has assumed the operational management of the subsidiaries, including the administration of all the asbestos claims and collection of existing insurance policy reimbursements.

As a result of the transaction, all asbestos liabilities and related insurance assets will not be included in SPX’s consolidated year-end 2022 balance sheet. The divestiture will result in an estimated one-time loss that will be recorded in the fourth quarter of 2022, and will be excluded from adjusted earnings per share.

Nomura Securities International, Inc. acted as exclusive financial advisor to SPX in connection with the transaction, and legal counsel to SPX was provided by Shearman & Sterling LLP.

About SPX Technologies: SPX Technologies is a diversified, global supplier of highly engineered products and technologies, holding leadership positions in the HVAC and detection and measurement markets. Based in Charlotte, North Carolina, SPX Technologies has more than 3,100 employees in 15 countries. SPX Technologies is listed on the New York Stock Exchange under the ticker symbol “SPXC.” For more information, please visit www.spx.com.

About Global Risk Capital: Global Risk Capital (GRC) is the leading acquirer and manager of legacy corporate assets and liabilities with operations in the U.S., U.K and Europe. Its mission is to assist corporate stakeholders with achieving certainty and finality through transactions that optimize corporate balance sheets and allow management to refocus on core business operations. Since 2001, it has completed over 140 portfolio acquisitions and investments. For more information, please visit www.g-risk.com

About Premia Holdings Ltd.: (www.premiaholdings.com ) Premia Holdings Ltd. is an insurance and reinsurance group with operations in Bermuda, the U.S., the U.K. (including Lloyd’s) and Continental Europe that is focused on sourcing, structuring and servicing business in the legacy market for insurers, reinsurers and industrials. With approximately $1 billion in managed capital, Premia is well equipped to execute acquisitions and reinsurance transactions in the legacy market.

Investor and Media Contacts:

Paul Clegg, VP, Investor Relations and Communications Garrett Roelofs, Assistant Manager, Investor Relations Phone: 980-474-3806

E-mail: spx.investor@spx.com Source: SPX Technologies, Inc.